UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 21, 2012

NAUGATUCK VALLEY FINANCIAL CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-54447	01-0969655
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

333 Church Street, Naugatuck, Connecticut	06770
(Address of principal executive offices)	(Zip Code)

(203) 720-5000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06	Material Impairments.

On August 21, 2012, the Board of Directors of Naugatuck Valley Financial Corporation (the “Company”) concluded that a write down of approximately $5.3 million related to five previously-classified commercial loans in the loan portfolio of Naugatuck Valley Savings and Loan (the “Bank”), the Company’s wholly-owned subsidiary, is required under U.S. generally accepted accounting principles. The Board of Directors determined that the write down is required following its analysis of the conclusions and recommendations of the Bank’s management following a recently completed review of the loans. As of the date of this Current Report, the Board of Directors does not anticipate that the write down will result in any significant future cash expenditures by the Company other than normal collection-related costs. A copy of the Company’s press release dated August 27, 2012 is attached as an exhibit and is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) On August 23, 2012, Lee R. Schlesinger delivered to Naugatuck Valley Financial Corporation (the “Company”) and its wholly-owned subsidiary, Naugatuck Valley Savings and Loan (the “Bank”), written notice of his resignation as Senior Vice President and Chief Financial Officer of the Company and the Bank effective September 28, 2012.

Item 9.01	Financial Statements and Exhibits.

(d)	The following exhibit is filed herewith:

	Exhibit 99.1	Press Release dated August 27, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NAUGATUCK VALLEY FINANCIAL CORPORATION

Date: August 27, 2012	By:	/s/ Lee R. Schlesinger
Lee R. Schlesinger
Senior Vice President and Chief Financial Officer